Exhibit 14 (g)

Consents of Deloitte Touche Tohmatsu and Amyot Exco Grant Thornton

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-65972, 33-80027, 333-91287, 333-70215, 333-91289, 333-39204, 333-75542, 333-87852 and 333-104104 on Form S-8 and in Registration Statements Nos. 333-4582 and 333-90686 of Koninklijke Philips Electronics N.V. of our report dated September 10, 2003, relating to the consolidated financial statements of Atos Origin S.A. for the year ended December 31, 2002, appearing in this amendment No. 2 to the Annual Report on Form 20-F of Koninklijke Philips Electronics N.V. for the year ended December 31, 2002.

Paris and Neuilly-sur-Seine
November 7, 2003

Amyot Exco Grant Thornton	Deloitte Touche Tohmatsu

/s/ Daniel Kurkdjian	/s/ Jean-Paul Picard

/s/ Vincent Papazian	/s/ Jean-Marc Lumet